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             [HOME PROPERTIES OF NEW YORK, INC. LETTERHEAD]


June 11, 1996                                           EXHIBIT 5



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

          RE:  Home Properties of New York, Inc.
               Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, Secretary and General Counsel of Home Properties of New York, Inc. (the "Company") and have acted on behalf of the Company in connection with its Registration Statement on Form S-8 to register under the Securities Act of 1933, as amended, an aggregate of 1,000,000 shares of Common Stock of the Company (the "Shares") to be issued pursuant to the Company's 1994 Stock Benefit Plan, as Amended (the "Plan").

I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate in connection with rendering this opinion.

Based on the foregoing, I am of the opinion that the stock options, restricted stock grants and stock appreciation rights provided for in the Plan described in the above-referenced Registration Statement have been duly authorized by the Company for issuance to eligible employees of the Company and its subsidiaries in accordance with the terms of the Plan and that the Shares have been duly authorized by the Company for issuance and will, when issued in accordance with the terms of the Plan upon the exercise of options or pursuant to restricted stock grants or stock appreciation rights granted thereunder, be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement on Form S-8 and any reference to me contained therein.

Very truly yours,

/s/ Ann M. McCormick

Ann M. McCormick
Vice President, Secretary
and General Counsel

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